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                                                                       EXHIBIT 5

                             SCHIFF HARDIN & WAITE
                                7200 SEARS TOWER
                            CHICAGO, ILLINOIS  60606


Robert J. Minkus
(312) 258-5584


                                                            January 31, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re: NIPSCO Industries, Inc. and NIPSCO Capital Markets, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

          We are acting as counsel to NIPSCO Industries, Inc., an Indiana corporation ("Industries"), and NIPSCO Capital Markets, Inc., an Indiana corporation ("Capital"), in connection with the filing of a Registration Statement on Form S-3, as amended (No. 33-65285), by Capital and Industries registering the offer and sale of Series A Junior Subordinated Debentures of Capital in the aggregate principal amount of $75,000,000 (the "Subordinated Debentures"), and the related obligations of Industries under the Support Agreement, dated April 4, 1989, as amended as of May 15, 1989, December 10, 1990, and February 14, 1991, between Capital and Industries (the "Support Agreement"), as more fully described in the Registration Statement. The Subordinated Debentures will be issued under an indenture among Capital, Industries and Chemical Bank, as trustee, in the form of Exhibit 4.1 to the Registration Statement (the "Indenture"). We have examined such corporate records, certificates and other documents, and have made such other factual and legal investigations, as we have deemed necessary or appropriate for the purposes of this opinion.

          Based upon the foregoing, it is our opinion that:

          1. Each of Capital and Industries is a corporation duly organized and validly existing under the laws of the State of Indiana.

          2. The Subordinated Debentures will be the legally issued, valid and binding obligations of Capital, enforceable in accordance with their terms, except as the
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Securities and Exchange Commission
January 31, 1996
Page 2

enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally or by general principles of equity, at such time as:

          (a) a duly authorized officer of Capital shall have fixed certain remaining terms of the Subordinated Debentures, in accordance with the Resolutions of the Board of Directors of Capital filed as Exhibit 4.2 of the Registration Statement, and such terms shall have been set forth in an Officer's Certificate or established in a supplemental indenture in accordance with the requirements of the Indenture; and

          (b) the Indenture shall have been executed and delivered and the Subordinated Debentures shall have been duly executed, authenticated, issued and delivered pursuant to the provisions of the Indenture against payment of the agreed consideration therefor.

          3. The Subordinated Debentures are entitled to the benefit of the Support Agreement, which is the valid and binding obligation of Industries, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally or by general principles of equity.

          We hereby consent to the use of our name under the caption "Legal Opinions" in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as an exhibit to such Registration Statement.

                                    Very truly yours,

                                    SCHIFF HARDIN & WAITE



                                    By /s/ Robert J. Minkus
                                      -------------------------
                                          Robert J. Minkus

RJM/sh